The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated December 21, 2016

Preliminary Pricing Supplement (To the Prospectus dated July 18, 2016, the Prospectus Supplement dated July 18, 2016 and the Index Supplement dated July 18, 2016)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-212571

$[•] Phoenix AutoCallable Notes due December 31, 2019 Linked to the Least Performing Index of the S&P 500® Index, the Russell 2000® Index and the NASDAQ-100 Index® Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Initial Valuation Date:	December 27, 2016

Issue Date:	December 30, 2016

Final Valuation Date:*	December 26, 2019

Maturity Date:*	December 31, 2019

Reference Assets:	The S&P 500® Index (the “S&P 500 Index”), the Russell 2000® Index (the “Russell 2000 Index”), and the NASDAQ-100 Index® (the “NASDAQ-100 Index”), as noted in the following table:

	Reference Asset	Bloomberg Ticker	Initial Level	Coupon Barrier Level	Barrier Level
	S&P 500 Index	SPX <Index>	[•]	[•]	[•]
	Russell 2000 Index	RTY <Index>	[•]	[•]	[•]
	NASDAQ-100 Index	NDX <Index>	[•]	[•]	[•]

The S&P 500 Index, the Russell 2000 Index and the NASDAQ-100 Index are each referred to in this preliminary pricing supplement as an “Index” and collectively as the “Indices”

Payment at Maturity:

If the Notes are not automatically called prior to maturity, and if you hold your Notes to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to any Contingent Coupon and/or Unpaid Coupon Amounts that may be payable on such date) a cash payment per $1,000 principal amount Note that you hold determined as follows:

▪                  If the Final Level of the Least Performing Index is equal to or greater than its Barrier Level, you will receive a cash payment of $1,000 per $1,000 principal amount Note

▪                  If the Final Level of the Least Performing Index is less than its Barrier Level, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Index Return of Least Performing Index]

If the Notes are not automatically called, and if the Final Level of the Least Performing Index is less than its Barrier Level, your Notes will be fully exposed to the negative performance of the Least Performing Index. You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any coupon payment and any payment upon an Automatic Call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)(4)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	0.25%	99.75%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $997.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $940.00 and $976.20 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-2 of this preliminary pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 0.25% of the principal amount of the Notes, or up to $2.50 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

(4)          In addition to the selling concessions and fees described above, Barclays Capital Inc. may pay, and be reimbursed by the Issuer for, additional marketing, structuring, educational or other fees (collectively, “Marketing Fees”) of up to 0.45% of the principal amount per Note in connection with the distribution of the Notes by certain dealers participating in such distribution. With respect to each dealer participating in the distribution of the Notes, in no case will the sum of (a) the selling commissions and fees paid to that dealer and (b) the amount of Marketing Fees, if any, paid in connection with the distribution of Notes by that dealer exceed 0.70% of the principal amount per Note.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-7 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of either Barclays PLC or Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Contingent Coupons and Unpaid Coupon Amounts:**

[$42.00 - $44.50 per $1,000 principal amount Note ([4.20% - 4.45%] of the principal amount per Note, or [8.40% - 8.90%] per annum)]

If the Closing Level of each Index on any Observation Date is equal to or greater than its respective Coupon Barrier Level, a Contingent Coupon will become payable on the related Contingent Coupon Payment Date

If a Contingent Coupon does not become payable with respect to an Observation Date (i.e., because the Closing Level of one or more Indices on such Observation Date is less than its respective Coupon Barrier Level), the Contingent Coupon that would have otherwise been payable with respect to such Observation Date will become an “Unpaid Coupon Amount”

On each Contingent Coupon Payment Date, if and only if a Contingent Coupon is payable on such date, you will receive:

▪                  the Contingent Coupon that is payable on such Contingent Coupon Payment Date; plus

▪                  any Unpaid Coupon Amounts that have not already been paid on a previous Contingent Coupon Payment Date

If a Contingent Coupon is not payable with respect to an Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date, nor will you receive any Unpaid Coupon Amounts that accrued on any prior Observation Date

Automatic Call:

If, on any Observation Date prior to the Final Valuation Date, beginning with the second Observation Date (scheduled to occur in December 2017), the Closing Level of each Index is equal to or greater than its respective Initial Level, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price payable on the applicable Call Settlement Date.  No further amounts will be payable under the Notes after the Call Settlement Date.

Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth business day after such Observation Date, provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Observation Dates:*	The 27th of each June and December during the term of the Notes, beginning in June 2017, provided that the final Observation Date will be the Final Valuation Date

Call Settlement Date:	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs

Initial Level:	With respect to each Index, the Closing Level on the Initial Valuation Date, as noted in the table above

Coupon Barrier Level:	With respect to an Index, 72.00% of its Initial Level (rounded to two decimal places), as noted in the table above

Barrier Level:	With respect to an Index, 72.00% of its Initial Level (rounded to two decimal places), as noted in the table above

Final Level:	With respect to each Index, the Closing Level of such Index on the Final Valuation Date

Redemption Price:

$1,000 per $1,000 principal amount Note that you hold, plus (i) the Contingent Coupon that will otherwise be payable on the Call Settlement Date and (ii) any Unpaid Coupon Amounts that have accrued but have not yet been paid

Index Return:	With respect to an Index, the performance of such Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level

Least Performing Index:	The Index with the lowest Index Return, as calculated in the manner set forth above

Closing Level:

With respect to an Index, on any date, the official closing level of that Index published at the regular weekday close of trading on that date as displayed on the applicable Bloomberg Professional® service page noted above or any successor page on Bloomberg Professional® service or any successor service, as applicable (rounded to two decimal places, if applicable)

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741VFU1 / US06741VFU17

*                  Subject to postponement, as described under “Additional Terms of the Notes” in this preliminary pricing supplement

**            The actual Contingent Coupon will be determined on the Initial Valuation Date and will not be less than $42.00 per $1,000 principal amount Note, which is 4.20% of the principal amount per Note (8.40% per annum)

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this preliminary pricing supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

•                  Prospectus Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

•                  Index Supplement dated July 18, 2016:

https://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in the respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the securities may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PPS-1

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the Contingent Coupon range set forth in this preliminary pricing supplement.  We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes.  The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS-2

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept that any positive return on your investment will be limited to the Contingent Coupons that you may receive on your Notes

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes, and you understand and accept that you will lose some or all of your principal if the Closing Level of only one Index is less than its Barrier Level on the Final Valuation Date

•                  You do not anticipate that the level of any Index will fall below its Coupon Barrier Level on any Observation Date or its Barrier Level on the Final Valuation Date

•                  You understand and accept the risk that a Contingent Coupon will not become payable with respect to an Observation Date if the Closing Level of only one Index on such date is less than its Coupon Barrier Level

•                  You understand and accept the risk that you will receive any Unpaid Coupon Amounts only if a Contingent Coupon becomes payable on a subsequent Observation Date

•                  You understand and accept the risk that, if your Notes are not automatically called prior to maturity, the payment at maturity will be based solely on the Index Return of the Least Performing Index

•                  You are willing to accept the risks associated with an investment linked to the performance of the Indices

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if the Notes are not automatically called

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You seek an investment the return on which is not limited to the Contingent Coupons that may be payable on the Notes

•                  You anticipate that the level of at least one Index will decline during the term of the Notes such that the level of at least one Index is less than its Coupon Barrier Level on one or more Observation Dates and/or less than its Barrier Level on the Final Valuation Date

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Indices

•                  You are unwilling or unable to accept the risk that negative performance of only one Index may cause you to not receive Contingent Coupons and/or suffer a loss of principal at maturity, regardless of the performance of the other Indices

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if they are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the index supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

The scheduled Observation Dates (including the Final Valuation Date), the Contingent Coupon Payment Dates, any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, each Index and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

PPS-3

HYPOTHETICAL EXAMPLES OF CONTINGENT COUPONS PAYABLE DURING THE TERM OF THE NOTES

The following examples demonstrate the Contingent Coupons that you may receive on Contingent Coupon Payment Dates throughout the term of the Notes.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Contingent Coupon: $42.00 per $1,000 principal amount Note

▪                  The Notes are NOT automatically called prior to maturity

Example 1: A Contingent Coupon is payable with respect to each Observation Date.

Observation Date	Is Closing Level of Any Index Less Than Coupon Barrier Level?	Contingent Coupon Payment on Related Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	No	$42.00
2	No	$42.00
3	No	$42.00
4	No	$42.00
5	No	$42.00
6	No	$42.00

Because the Closing Level of each Index is equal to or greater than its Coupon Barrier Level on each Observation Date, a Contingent Coupon becomes payable on each Contingent Coupon Payment Date. The total amount of Contingent Coupons that you receive is $252.00 per $1,000 principal amount Note, the maximum possible return on the Notes.

Example 2: A Contingent Coupon is payable with respect to some Observation Dates but not with respect to other Observation Dates.

Observation Date	Is Closing Level of Any Index Less Than Coupon Barrier Level?	Contingent Coupon Payment on Related Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	No	$42.00
2	Yes	$0.00
3	No	$84.00
4	Yes	$0.00
5	Yes	$0.00
6	Yes	$0.00

The total amount of Contingent Coupons that you receive is $126.00 per $1,000 principal amount Note.

This is intended to illustrate how Unpaid Coupon Amounts may or may not become payable on the Notes. A Contingent Coupon is not payable with respect to the second Observation Date because the Closing Level of at least one Index on such date is less than its Coupon Barrier Level. Because, however, a Contingent Coupon is payable with respect to the third Observation Date, the payment that you receive on the related Contingent Coupon Payment Date includes (a) the Contingent Coupon payable in respect of the third Observation Date and (b) the Unpaid Coupon Amount that accrued in respect of the second Observation Date.

In contrast, because no Contingent Coupon becomes payable after the third Observation Date, you will never receive the related Unpaid Coupon Amounts for the fourth, fifth or sixth Observation Dates.

Example 3: No Contingent Coupons are payable with respect any Observation Dates.

Observation Date	Is Closing Level of Any Index Less Than Coupon Barrier Level?	Contingent Coupon Payment on Related Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	Yes	$0.00
2	Yes	$0.00
3	Yes	$0.00
4	Yes	$0.00
5	Yes	$0.00
6	Yes	$0.00

The total amount of Contingent Coupons that you receive during the term of the Notes is $0.00. This example demonstrates that you may not receive any Contingent Coupons during the term of the Notes.

PPS-4

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following table illustrates the hypothetical total return upon an automatic call under various circumstances.  The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Contingent Coupon: $42.00 per $1,000 principal amount Note

▪                  Redemption Price: $1,000 plus the (i) Contingent Coupon that will otherwise be payable on the Call Settlement Date and (ii) any Unpaid Coupon Amounts that have accrued but have not yet been paid

Example 1: The Notes are automatically called on the second Observation Date.

Observation Date	Is Closing Level of Any Index Less Than Coupon Barrier Level?	Is Closing Level of Any Index Less Than Initial Level?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	The Notes may not be called with respect to the first Observation Date	$42.00	N/A	$42.00
2	No	No	$42.00	N/A	$1,042.00

Because the Closing Level of each Index is equal to or greater than its Initial Level on the second Observation Date (the first Observation Date on which the Notes may be called), the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 8.40%.

Example 2: The Notes are automatically called on the fourth Observation Date.

Observation Date	Is Closing Level of Any Index Less Than Coupon Barrier Level?	Is Closing Level of Any Index Less Than Initial Level?	Contingent Coupon	Unpaid Coupon Amount	Total Payment on Related Contingent Coupon Payment Date (per $1,000 principal amount Note)
1	No	The Notes may not be called with respect to the first Observation Date	$42.00	N/A	$42.00
2	Yes	Yes	N/A	$42.00	$0.00
3	Yes	Yes	N/A	$42.00	$0.00
4	No	No	$42.00	N/A	$1,126.00

Because Contingent Coupons are not payable with respect to the second and third Observation Dates, such amounts become Unpaid Coupon Amounts and are included in the Redemption Price that becomes payable on the Call Settlement Date. Because the Closing Level of each Index is equal to or greater than its Initial Level on the fourth Observation Date, the Notes are automatically called and you will receive the Redemption Price on the related Call Settlement Date.

The Redemption Price includes (a) the Contingent Coupon payable with respect to the fourth Observation Date and (b) the Unpaid Coupon Amounts that accrued with respect to the second and third Observation Dates.

The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 16.80%.

Each of the examples above demonstrate that the return on your Notes will be limited to the Contingent Coupons that may be payable on the Notes. Each of these examples also demonstrates that if the Closing Level of at least one Index is less than its Coupon Barrier Level on any Observation Date, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

If a Contingent Coupon does not become payable with respect to an Observation Date (and instead becomes an Unpaid Coupon Amount), you will receive payment of such amount only if a Contingent Coupon becomes payable with respect to a future Observation Date. If a Contingent Coupon fails to become payable with respect to an Observation Date, and if the Closing Level of at least one Index is less than its Coupon Barrier Level on each subsequent Observation Date, you will never receive payment of the Unpaid Coupon Amount(s). If the Closing Level of at least one Index is less than its Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

PPS-5

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical total return at maturity under various circumstances.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Level of each Index: 100.00*

▪                  Coupon Barrier Level for each Index: 72.00 (72.00% of the hypothetical Initial Level set forth above)

▪                  Barrier Level for each Index: 72.00 (72.00% of the hypothetical Initial Level set forth above)

▪                  You hold your Notes to maturity and the Notes are NOT automatically called prior to maturity

* The hypothetical Initial Level of 100.00, the hypothetical Coupon Barrier Level of 72.00 and the hypothetical Barrier Level of 72.00 for each Index have been chosen for illustrative purposes only and do not represent likely Initial Levels, Coupon Barrier Levels or Barrier Levels for any Index. The Initial Level for each Index will be equal to its Closing Level on the Initial Valuation Date and the Coupon Barrier Level and Barrier Level for each Index will each be equal to 72.00% of the Initial Level.

For information about recent levels of each Index, please see “Information Regarding the Indices” in this preliminary pricing supplement.

Final Level			Index Return
S&P 500 Index	Russell 2000 Index	NASDAQ- 100 Index	S&P 500 Index	Russell 2000 Index	NASDAQ- 100 Index	Index Return of Least Performing Index	Payment at Maturity**
150.00	170.00	160.00	50.00%	70.00%	60.00%	50.00%	$1,000.00
150.00	140.00	160.00	50.00%	40.00%	60.00%	40.00%	$1,000.00
170.00	150.00	130.00	70.00%	50.00%	30.00%	30.00%	$1,000.00
160.00	120.00	130.00	60.00%	20.00%	30.00%	20.00%	$1,000.00
110.00	115.00	140.00	10.00%	15.00%	40.00%	10.00%	$1,000.00
115.00	130.00	100.00	15.00%	30.00%	0.00%	0.00%	$1,000.00
95.00	90.00	105.00	-5.00%	-10.00%	5.00%	-10.00%	$1,000.00
103.00	115.00	80.00	3.00%	15.00%	-20.00%	-20.00%	$1,000.00
100.00	102.00	75.00	0.00%	2.00%	-25.00%	-25.00%	$1,000.00
72.00	100.00	95.00	-28.00%	0.00%	-5.00%	-28.00%	$1,000.00
70.00	105.00	90.00	-30.00%	5.00%	-10.00%	-30.00%	$700.00
130.00	60.00	85.00	30.00%	-40.00%	-15.00%	-40.00%	$600.00
50.00	90.00	110.00	-50.00%	-10.00%	10.00%	-50.00%	$500.00
95.00	105.00	40.00	-5.00%	5.00%	-60.00%	-60.00%	$400.00
50.00	30.00	85.00	-50.00%	-70.00%	-15.00%	-70.00%	$300.00
110.00	85.00	20.00	10.00%	-15.00%	-80.00%	-80.00%	$200.00
40.00	10.00	95.00	-60.00%	-90.00%	-5.00%	-90.00%	$100.00
105.00	0.00	50.00	5.00%	-100.00%	-50.00%	-100.00%	$0.00

**   Per $1,000 principal amount Note, and excluding any Contingent Coupons or Unpaid Coupon Amounts that may be payable on the Maturity Date, if applicable. No Contingent Coupons or Unpaid Coupon Amounts will be payable on the Maturity Date unless the Final Level of each Index is equal to or greater than its respective Coupon Barrier Level.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Level of the S&P 500 Index is 110.00, the Final Level of the Russell 2000 Index is 115.00 and the Final Level of the NASDAQ-100 Index is 140.00.

Because the S&P 500 Index has the lowest Index Return, the S&P 500 Index is the Least Performing Index. Because the Final Level of the Least Performing Index is greater than its Initial Level (and, accordingly, not less than its Barrier Level), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus (i) the Contingent Coupon that would be payable on the Maturity Date and (ii) any Unpaid Coupon Amounts that have not previously been paid).

Example 2: The Final Level of the S&P 500 Index is 103.00, the Final Level of the Russell 2000 Index is 115.00 and the Final Level of the NASDAQ-100 Index is 80.00.

Because the NASDAQ-100 Index has the lowest Index Return, the NASDAQ-100 Index is the Least Performing Index. Because the Final Level of the Least Performing Index is not less than its Barrier Level, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus (i) the Contingent Coupon that would be payable on the Maturity Date and (ii) any Unpaid Coupon Amounts that have not previously been paid).

PPS-6

Example 3: The Final Level of the S&P 500 Index is 130.00, the Final Level of the Russell 2000 Index is 60.00 and the Final Level of the NASDAQ-100 Index is 85.00.

Because the Russell 2000 Index has the lowest Index Return, the Russell 2000 Index is the Least Performing Index. Because the Final Level of the Least Performing Index is less than its Barrier Level, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return of Least Performing Index]

$1,000 + [$1,000 x -40.00%] = $600.00

In addition, because the Final Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date, nor will you receive any accrued Unpaid Coupon Amounts.

Example 4: The Final Level of the S&P 500 Index is 50.00, the Final Level of the Russell 2000 Index is 30.00 and the Final Level of the NASDAQ-100 Index is 85.00.

Because the Russell 2000 Index has the lowest Index Return, the Russell 2000 Index is the Least Performing Index. Because the Final Level of the Least Performing Index is less than its Barrier Level, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return of Least Performing Index]

$1,000 + [$1,000 x -70.00%] = $300.00

In addition, because the Final Level of at least one Index is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the Maturity Date, nor will you receive any accrued Unpaid Coupon Amounts.

Examples 3 and 4 demonstrate that if the Notes are not automatically called, and if the Final Level of the Least Performing Index is less than its Barrier Level, your investment in the Notes will be fully exposed to the negative performance of the Least Performing Index. You will not benefit in any way from the Index Returns of the other Indices being higher than the Index Return of the Least Performing Index.

If the Notes are not automatically called, you may lose up to 100% of in the principal amount of your Notes.

PPS-7

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Indices or their components.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings of the prospectus supplement:

•             “Risk Factors—Risks Relating to the Securities Generally”; and

•             “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities, Indices of Equity Securities or Exchange-Traded Funds that Hold Equity Securities”

In addition to the risks described above, you should consider the following:

•                Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  The payment at maturity depends on whether the Final Level of the Least Performing Index is less than its Barrier Level.  If the Final Level of the Least Performing Index is less than its Barrier Level, your Notes will be fully exposed to the decline of such Index from its Initial Level to its Final Level and you will lose some or all of your principal. You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes (whether paid as Contingent Coupons on the Contingent Coupon Payment Date following an Observation Date or as Unpaid Coupon Amounts on a subsequent Contingent Coupon Payment Date).  You will not participate in any appreciation in the level of any Index and you will not receive more than the principal amount of your Notes at maturity (plus, if a Contingent Coupon is payable with respect to the Final Valuation Date, such Contingent Coupon and any outstanding Unpaid Coupon Amounts with respect to prior Observation Dates) even if the Index Return of one or more Indices is positive.

Based on the stated term of the Notes, assuming that the Contingent Coupon is set at $42.00 per $1,000 principal amount Note, the maximum amount of Contingent Coupons that you may receive is $252.00 per $1,000 principal amount Note (or 25.20% of the principal amount of your Notes). You will receive this maximum amount of Contingent Coupons only if (a) the Closing Level of each Index on each Observation Date equals or exceeds its Coupon Barrier Level (or, if this does not occur on any Observation Date, it does occur on a subsequent Observation Date) and (b) an Automatic Call never occurs. The actual amount of Contingent Coupons that you receive may be substantially less than this amount, and may be as low as zero (as described immediately below).

•                You May Not Receive any Contingent Coupon Payments on the Notes—You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if the Closing Level of each Index on the related Observation Date is equal to or greater than its respective Coupon Barrier Level. If the Closing Level of any Index on an Observation Date is less than its Coupon Barrier Level, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date and you will only receive the related Unpaid Coupon Amount if a Contingent Coupon becomes payable on a future Observation Date. If a Contingent Coupon fails to become payable on an Observation Date (and instead becomes an Unpaid Coupon Amount), and no Contingent Coupon becomes payable on any future Observation Date, you will never receive payment of the Unpaid Coupon Amount(s). If the Closing Level of at least one Index is less than its respective Coupon Barrier Level on each Observation Date, you will not receive any Contingent Coupons during the term of the Notes.

•                The Notes are Subject to Volatility Risk—Volatility is a measure of the magnitude of the movements of the price of an asset (or level of an index) over a period of time. The Contingent Coupon will be determined on the Initial Valuation Date based on a number of factors, including the expected volatility of the Indices. The Contingent Coupon will be higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would have been had the expected volatility of the Indices, calculated as of the Initial Valuation Date, been lower. As volatility of an Index increases, there will typically be a greater likelihood that (a) the Closing Level of that Index on one or more Observation Dates will be less than its Coupon Barrier Level and (b) the Final Level of that Index will be less than its Barrier Level.

Accordingly, you should understand that the Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Dates and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose some or all of your principal at maturity for the reasons described above.

•                Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Level of each Index on any Observation Date prior to the Final Valuation Date, beginning with the second Observation Date, is equal to or greater than its respective Initial Level. Accordingly, the term of the Notes may be as short as approximately one year.

The Redemption Price that you receive on a Call Settlement Date, together with any coupon payments that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity.  You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No additional payments will be due after the relevant Call Settlement Date.  The “Automatic Call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

PPS-8

•                  If Your Notes are not Automatically Called Prior to Maturity, the Payment at Maturity is not Based on the Level of any Index at any Time Other than the Closing Level of the Least Performing Index on the Final Valuation Date—The Final Levels and Index Returns will be based solely on the Closing Levels of the Indices on the Final Valuation Date.  Accordingly, if the level of the Least Performing Index drops precipitously on the Final Valuation Date, the payment at maturity that you will receive, if any, may be significantly less than it would have been had your payment at maturity been linked to the level of such Index at a time prior to such drop.

If your Notes are not automatically called prior to maturity, your payment at maturity will be based solely on the Index Return of the Least Performing Index. If the Final Level of the Least Performing Index is less than the Barrier Level applicable to such Index, you will lose some or all of the principal amount of your Notes. Your losses will not be limited in any way by virtue of the Index Return of the other Indices being higher than the Index Return of the Least Performing Index.

•                  Whether or Not the Notes Will be Automatically Called Prior to Maturity Will Not be Based on the Level of any Index at Any Time Other than the Closing Levels of the Indices on the applicable Observation Date—Whether or not the Notes are automatically called prior to maturity will be based solely on the Closing Levels of the Indices on each Observation Date in respect of which the Notes may be called.  Accordingly, if the level of any Index drops on any Observation Date on which the Notes may be called such that the Closing Level of such Index falls below the applicable Initial Level, your Notes will not be called on such date.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any coupon payments and any payment upon an Automatic Call or at maturity, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority— Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this preliminary pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this preliminary pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the securities underlying the Indices would have.

•                  Historical Performance of the Indices Should Not Be Taken as Any Indication of the Future Performance of the Indices Over the Term of the Notes—The level of each Index has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Index is not an indication of the future performance of that Index over the term of the Notes.  The historical correlation between the Indices is not an indication of the future correlation between them over the term of the Notes.  Therefore, the performance of the Indices individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any of the Indices.

•                  The Notes are Subject to Risks Associated with Small Capitalization Stocks—The Russell 2000 Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•                The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

PPS-9

•                The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates’ May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

We and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Indices or their components. In any such market making, trading and hedging activity, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes.  For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes.  As Calculation Agent, we will determine any values of the Indices and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make certain discretionary judgments relating to the Indices and the Notes. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

•                Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may

PPS-10

inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons and any Unpaid Coupon Amount that you receive on the Notes (collectively, the “Contingent Payments”).  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the levels of the Indices and the market prices of the components of each Index;

o                the expected volatility of the Indices and the components of each Index;

o                the time to maturity of the Notes;

o                the dividend rate on the components of each Index;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-11

INFORMATION REGARDING THE INDICES

The S&P 500® Index

The S&P 500 Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the S&P 500 Index, the index sponsor and license agreement between the index sponsor and the Issuer, please see “Indices—The S&P U.S. Indices” beginning on page IS-48 of the accompanying index supplement.

Historical Performance of the S&P 500 Index

The table below shows the high, low and final Closing Level of the S&P 500 Index for each of the periods noted below. The graph below sets forth the historical performance of the S&P 500 Index based on daily Closing Levels from January 1, 2011 through December 16, 2016. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2011	1,343.01	1,256.88	1,325.83
June 30, 2011	1,363.61	1,265.42	1,320.64
September 30, 2011	1,353.22	1,119.46	1,131.42
December 31, 2011	1,285.09	1,099.23	1,257.60
March 31, 2012	1,416.51	1,277.06	1,408.47
June 30, 2012	1,419.04	1,278.04	1,362.16
September 30, 2012	1,465.77	1,334.76	1,440.67
December 31, 2012	1,461.40	1,353.33	1,426.19
March 31, 2013	1,569.19	1,457.15	1,569.19
June 30, 2013	1,669.16	1,541.61	1,606.28
September 30, 2013	1,725.52	1,614.08	1,681.55
December 31, 2013	1,848.36	1,655.45	1,848.36
March 31, 2014	1,878.04	1,741.89	1,872.34
June 30, 2014	1,962.87	1,815.69	1,960.23
September 30, 2014	2,011.36	1,909.57	1,972.29
December 31, 2014	2,090.57	1,862.49	2,058.90
March 31, 2015	2,117.39	1,992.67	2,067.89
June 30, 2015	2,130.82	2,057.64	2,063.11
September 30, 2015	2,128.28	1,867.61	1,920.03
December 31, 2015	2,109.79	1,923.82	2,043.94
March 31, 2016	2,063.95	1,829.08	2,059.74
June 30, 2016	2,119.12	2,000.54	2,098.86
September 30, 2016	2,190.15	2,088.55	2,168.27
December 16, 2016*	2,271.72	2,085.18	2,258.07

* For the period beginning on October 1, 2016 and ending on December 16, 2016

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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The Russell 2000® Index

The Russell 2000 Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Russell 2000 Index, the index sponsor and license agreement between the index sponsor and the Issuer, please see “Indices—The Russell Indices” beginning on page IS-38 of the accompanying index supplement.

Historical Performance of the Russell 2000 Index

The table below shows the high, low and final Closing Level of the Russell 2000 Index for each of the periods noted below. The graph below sets forth the historical performance of the Russell 2000 Index based on daily Closing Levels from January 1, 2011 through December 16, 2016. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2011	843.55	773.18	843.55
June 30, 2011	865.29	777.20	827.43
September 30, 2011	858.11	643.42	644.16
December 31, 2011	765.43	609.49	740.92
March 31, 2012	846.13	747.28	830.30
June 30, 2012	840.63	737.24	798.49
September 30, 2012	864.70	767.75	837.45
December 31, 2012	852.49	769.48	849.35
March 31, 2013	953.07	872.60	951.54
June 30, 2013	999.99	901.51	977.48
September 30, 2013	1,078.41	989.54	1,073.79
December 31, 2013	1,163.64	1,043.46	1,163.64
March 31, 2014	1,208.65	1,093.59	1,173.04
June 30, 2014	1,192.96	1,095.99	1,192.96
September 30, 2014	1,208.15	1,101.68	1,101.68
December 31, 2014	1,219.11	1,049.30	1,204.70
March 31, 2015	1,266.37	1,154.71	1,252.77
June 30, 2015	1,295.80	1,215.42	1,253.95
September 30, 2015	1,273.33	1,083.91	1,100.69
December 31, 2015	1,204.16	1,097.55	1,135.89
March 31, 2016	1,114.03	953.72	1,114.03
June 30, 2016	1,188.95	1,089.65	1,151.92
September 30, 2016	1,263.44	1,139.45	1,251.65
December 16, 2016*	1,388.07	1,156.89	1,364.19

* For the period beginning on October 1, 2016 and ending on December 16, 2016

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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The NASDAQ-100® Index

The NASDAQ-100 Index is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The NASDAQ Stock Market. For more information about the NASDAQ-100 Index, the index sponsor and license agreement between the index sponsor and the Issuer, see “Indices—The NASDAQ-100 Index®” beginning on page IS-30 of the accompanying index supplement.

Historical Performance of the NASDAQ-100 Index

The table below shows the high, low and final Closing Level of the NASDAQ-100 Index for each of the periods noted below. We obtained the Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. The graph below sets forth the historical performance of the NASDAQ-100 Index based on daily Closing Levels from January 1, 2011 through December 16, 2016. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2011	2,397.94	2,202.97	2,338.99
June 30, 2011	2,413.59	2,192.96	2,325.07
September 30, 2011	2,429.50	2,038.22	2,139.18
December 31, 2011	2,401.29	2,085.04	2,277.83
March 31, 2012	2,782.12	2,321.96	2,755.27
June 30, 2012	2,784.42	2,458.83	2,615.72
September 30, 2012	2,864.03	2,545.30	2,799.19
December 31, 2012	2,828.60	2,524.36	2,660.93
March 31, 2013	2,818.69	2,700.97	2,818.69
June 30, 2013	3,028.96	2,741.95	2,909.60
September 30, 2013	3,237.61	2,927.35	3,218.20
December 31, 2013	3,592.00	3,142.54	3,592.00
March 31, 2014	3,727.19	3,440.50	3,595.74
June 30, 2014	3,849.48	3,446.85	3,849.48
September 30, 2014	4,103.08	3,857.94	4,049.45
December 31, 2014	4,337.78	3,765.28	4,236.28
March 31, 2015	4,483.05	4,089.65	4,333.69
June 30, 2015	4,548.74	4,311.26	4,396.76
September 30, 2015	4,679.67	4,016.32	4,181.06
December 31, 2015	4,719.05	4,192.96	4,593.27
March 31, 2016	4,497.86	3,947.80	4,483.66
June 30, 2016	4,565.42	4,201.05	4,417.70
September 30, 2016	4,891.36	4,410.75	4,875.70
December 16, 2016*	4,935.84	4,660.46	4,914.86

* For the period beginning on October 1, 2016 and ending on December 16, 2016

Historical Performance of the NASDAQ-100® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Indices.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Payments you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, except that it is possible that you should recognize ordinary income upon the sale of your Notes to the extent a portion of the sale proceeds relates to accrued Contingent Payments that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of any Contingent Payments and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments.  Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Contingent Payments (if any) that are paid on the Notes.  You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule.  In addition, any gain you may recognize on the sale, redemption or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, redemption or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss.  You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Indices that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Payments to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Material U.S. Federal Income Tax Consequences—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Payments it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to

PPS-15

the general rules regarding information reporting and backup withholding as described under the heading “Material U.S. Federal Income Tax Consequences—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

In addition, as described on the cover page of this preliminary pricing supplement, the Agent may pay (and be reimbursed by the Issuer for) additional marketing, structuring, educational or other fees in connection with the distribution of the Notes by certain dealers participating in such distribution.

PPS-16